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                                   EXHIBIT 5.1


February __, 1999



The Peoples Holding Company
209 Troy Street
Tupelo, Mississippi   38801

Re:   The Peoples Holding Company
         S-4 Registration Statement
         Acquisition of Inter-City Federal Bank for Savings

Gentlemen:

We have acted as counsel for The Peoples Holding Company, a Mississippi corporation ("Peoples Holding"), in connection with the acquisition of Inter-City Federal Bank for Savings ("Inter-City") and the merger of Inter-City with and into The Peoples Bank & Trust Company (the "Merger") and in connection with the registration of shares of common stock of Peoples Holding, par value $5.00 per share ("Peoples Holding Common Stock"), on Form S-4 under the Securities Act of 1933, as amended. The Merger provides for the issuance of shares of Peoples Holding Common Stock to the stockholders of Inter-City upon consummation of the Merger. The maximum number of shares of Peoples Holding to be issued in the Merger is estimated to be 347,405.

We have examined and are familiar with the registration statement on Form S-4 filed by Peoples Holding with the Securities and Exchange Commission. We have examined and are familiar with the records relating to the organization of Peoples Holding and the documents and records we have deemed relevant for purposes of rendering this opinion.

Based on the foregoing, it is our opinion that upon consummation of the Merger, the shares of Peoples Holding Common Stock issued pursuant to the Merger will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the registration statement.

Sincerely,

GERRISH & McCREARY, P.C.